Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-158448) of Daybreak Oil and Gas, Inc. of our report dated May 28, 2010 related to the financial statements of Daybreak Oil and Gas, Inc. as of and for the years ended February 28, 2010 and 2009.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
May 28, 2010